Exhibit 23.7
CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS
WRIGHT & COMPANY, INC.
Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
Gentlemen:
As independent petroleum consultants, we hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of Magnum Hunter Resources Corporation and any amendment thereof of information relating to our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves of Daugherty Petroleum, Inc., a wholly owned subsidiary of NGAS Resources, Inc. as of January 1, 2011.

Very truly yours,
By:	/s/ D. Randall Wright
D. Randall Wright
President

Wright & Company, Inc.
Brentwood, Tennessee
October 17, 2011